Exhibit 14(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 21, 2023, relating to the consolidated financial statements and consolidated financial highlights of Apollo Tactical Income Fund Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2022, and to the references to us under the headings “Financial Highlights of AIF”, “Senior Securities of AIF”, and “Independent Registered Public Accounting Firm” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

November 17, 2023